UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM	8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 29, 2026
Date of Report (Date of earliest event reported)
(Exact name of registrant as specified in its charter)

Delaware	001-38312	77-0142404
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
675 Creekside Way
Campbell, CA 95008
(Address of principal executive offices including zip code)
(408) 727-1885
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
COMMON STOCK, PAR VALUE $.001 PER SHARE	EGHT	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company    ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02. Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) and (c)
On July 29, 2026, the Board of Directors of 8x8, Inc. (the "Company") appointed Colleen Martin-Garcia, the Company's Senior Vice President and Chief Accounting Officer, who joined the Company on July 6, 2026, as the Company's principal accounting officer. Until to her appointment, Kevin Kraus, the Company's Chief Financial Officer and principal financial officer, served as the Company's principal accounting officer.
Following Ms. Martin-Garcia's appointment, Mr. Kraus will return to his role as the Company's Chief Financial Officer and principal financial officer. Mr. Kraus's cessation of services as the Company's principal accounting officer was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies, or practices.
Prior to joining the Company, Ms. Martin-Garcia, age 56, served as Vice President and Chief Accounting Officer of CareDx, Inc. (Nasdaq: CDNA), a precision medicine company focused on organ transplantation, from October 2024 until April 2026. Prior to joining CareDx, she served as Senior Vice President, Finance at Carbon, Inc., a digital manufacturing company, from September 2022 until September 2024. Prior to that position, she served as Vice President, Corporate Controller at Carbon, from January 2019 through September 2022. Earlier in her career, Ms. Martin-Garcia held positions of increasing responsibility at Polycom, Inc. (Nasdaq: PLCM) and Plantronics, Inc. (NYSE: PLT). Ms. Martin-Garcia started her career at KPMG LLP.
Ms. Martin-Garcia holds a Master of Science in Accountancy from San Jose State University and a Bachelor of Arts in Economics with an emphasis in Business from the University of California, Santa Cruz, where she graduated with honors. She is a Certified Public Accountant in the State of California, with inactive status.
In connection with her appointment, the Company entered into an offer letter with Ms. Martin-Garcia (the "Offer Letter"), pursuant to which she will have an annual base salary of $360,000 and a target annual cash bonus equal to 50% of her base salary. The Offer Letter does not have a specific term and provides that Ms. Martin-Garcia will serve as an at-will employee. Pursuant to the Offer Letter, Ms. Martin-Garcia became eligible to receive certain payments and benefits under the Company's Amended and Restated 2017 Executive Change-in-Control and Severance Policy, as amended and restated (the "CIC Policy") as an "Executive Tier" participant.
On July 28, 2026, the Compensation Committee of the Board of Directors of the Company approved an award of restricted stock units ("RSUs") representing the right to acquire 600,000 shares of the Company's common stock upon vesting, subject to the terms and conditions of the Company’s Amended and Restated 2017 New Employee Inducement Incentive Plan. The RSUs will vest as follows: one-third of the RSUs will vest on the one-year anniversary of the grant date and the remaining two-thirds will vest quarterly thereafter over the subsequent eight quarters, such that the entire award shall be vested as of the third anniversary of the grant date. As provided in the Offer Letter, the RSUs will be granted in the ordinary course in connection with the Company's next quarterly grant cycle, which is anticipated to be in September 2026.

There are no family relationships between Ms. Martin-Garcia and any director or executive officer of the Company and no related persons transactions involving Ms. Martin-Garcia that would require disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2026.

Ms. Martin-Garcia will also enter into the Company’s standard form of indemnity agreement, which is attached as Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on July 31, 2021.

(e)
The information set forth above under Items 5.02(b) and (c) is hereby incorporated by reference into this Item 5.02(e).
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit	Description
104	Cover Page Interactive Data File, formatted in Inline XBRL

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 30, 2026

8x8, Inc.

By: /s/ KEVIN KRAUS
Kevin Kraus
Chief Financial Officer (Principal Financial Officer)